Exhibit 107
CALCULATION OF FILING FEE TABLES
Form S-4
(Form Type)

BioCryst Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be carried Forward
Newly Registered Securitieb
Fees to be Paid	Equity	Common stock, par value $0.01 per share	Other	45,000,000	N/A	$275,308,817.75	0.00013810	$38,020.15
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—	—	—	—	—
	Total Offering Amounts					$275,308,817.75		$38,020.15
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$38,020.15

(1)
Represents the maximum number of shares of common stock, par value $0.01 per share (the “BioCryst Common Stock”), of BioCryst Pharmaceuticals, Inc. (“BioCryst”), issuable upon the completion of the merger between BioCryst and Astria Therapeutics, Inc. (“Astria”) pursuant to the Agreement and Plan of Merger, dated as of October 14, 2025, by and among BioCryst, Axel Merger Sub, Inc. and Astria (the “Merger Agreement”).

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and computed pursuant to Rule 457(c), 457(f)(1) and Rule 457(f)(3) under the Securities Act. The proposed maximum aggregate offering price was calculated as the difference of (a) $880,422,029.00, the product of (i) $12.44, the average of the high and low sales prices of Astria common stock, par value $0.001 per share (the “Astria Common Stock”), as reported on the Nasdaq Global Market on November 14, 2025, and (ii) 70,773,475, the estimated maximum number of shares of Astria Common Stock that may be exchanged for shares of BioCryst Common Stock being registered and (b) $605,113,211.25, the aggregate cash payable per such share of Astria Common Stock exchanged, calculated as $8.55 per share pursuant to the Merger Agreement.

(3)	Computed in accordance with Section 6(b) of the Securities Act, at a rate equal to 0.00013810 multiplied by the proposed maximum aggregate offering price.